SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2014

BSB BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35309	80-0752082
(State or Other Jurisdiction Identification No.)	(Commission File No.)	(I.R.S. Employer of Incorporation)

2 Leonard Street, Belmont, Massachusetts	02478
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:    (617) 484-6700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 12, 2014, Belmont Savings Bank, the wholly-owned subsidiary BSB Bancorp, Inc., amended and restated the Supplemental Retirement Agreement (the “Amended Agreement”) previously entered into with John A. Citrano in December 2008 (the “Prior Agreement”).  In addition, Belmont Savings Bank made a cash payment to Mr. Citrano of $152,950, in consideration for relinquishing his interest in two life insurance policies that were transferrable to him under the Prior Agreement in the event of a termination of employment after age 55 with 10 years of service.   The transfer of the policies to Mr. Citrano would have resulted in taxable income of approximately $250,000 to Belmont Savings Bank.  Under the Amended Agreement, Mr. Citrano is vested in his accrued benefit in the event of his termination prior to age 55 with 10 years of service.  This revision has no effect on the financial statement expense to Belmont Savings Bank.

In the event of a voluntary termination of employment prior to age 55 with 10 years of service, Mr. Citrano is entitled to the payment of his accrued benefit.  If Mr. Citrano is involuntarily terminated (other than for cause) or voluntarily resigns for good reason prior to age 55 with 10 years of service, he will be entitled to the greater of his accrued benefit or the benefit that he would have been entitled to under the Prior Agreement.  The benefit payable on either a voluntary or involuntary termination prior to age 55 will be paid in a lump sum within 60 days of such termination, subject to a delay in the payment of such benefit until the first day of the seventh month following his termination of employment in the event Mr. Citrano is a specified employee (as defined under Section 409A of the Internal Revenue Code) of a publicly traded company.

If Mr. Citrano has a termination of employment (other than for cause) after age 55 with ten or more years of service, the actuarial value of the supplemental retirement benefit will be payable to Mr. Citrano within 60 days of his termination of employment subject to delay, in the event he is a specified employee, until the first day of the seventh month following his termination of employment.

If Mr. Citrano dies while employed by Belmont Savings Bank prior to attainment of age 55 with 10 years of service, his beneficiary will be entitled to his accrued benefit.  If Mr. Citrano dies while employed by Belmont Savings Bank after age 55 with 10 years of service, Mr. Citrano’s beneficiary will be entitled to the actuarial equivalent of his supplemental retirement benefit, calculated in the manner set forth on Exhibit A to the Amended Agreement.  In either case, the payment to Mr. Citrano’s beneficiary will be made in a lump sum within 60 days of his death.  In the event of his disability prior to attaining age 55 with 10 years of service, Mr. Citrano will be deemed to have attained age 55 for purposes of determining his benefit, with his compensation increased by 6% per calendar year for the year in which he becomes disabled and ending with the year in which he would have attained age 55.

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the amended and restated supplemental retirement agreement attached hereto as Exhibit 10.1of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits:

Exhibit No.                                Description

Exhibit 10.1	Amended and Restated Supplemental Retirement Agreement between Belmont Savings Bank, a Massachusetts savings bank, and Mr. John A. Citrano, dated February 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BSB BANCORP, INC.

DATE: February 18, 2014	By:	/s/ Robert M. Mahoney
Name: Robert M. Mahoney
Title: President and Chief Executive Officer